EXHIBIT A9
                          SUPPLEMENTAL INFORMATION FOR

                               MOTIENT CORPORATION

                  OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR

                           SHARES OF ITS COMMON STOCK

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

           AT 5:00 P.M., RESTON, VIRGINIA TIME, ON SEPTEMBER 25, 2001

Dear Option Holder:

     As you are aware, Motient Corporation commenced an option exchange program on August 27, 2001. Today, important supplemental information concerning the Offer to Exchange, dated September 7, 2001, is being distributed to you. Please review this supplemental information. In addition, if you have not already done so, please review the Offer to Exchange.

     If you decide to tender your options, you must deliver, before 5:00 p.m., Reston, Virginia time, on September 25, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Suzi Podhorecki at Motient Corporation, 10802 Parkridge Boulevard, Reston, Virginia 20191-5416.

     We recommend that if you choose to mail your documents, you send them by certified or registered mail. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. Motient will not be responsible for any lost mail, whether interoffice or otherwise.

     You should direct any questions about the offer or requests for assistance or additional copies of the Offer to Exchange or the Letter of Transmittal to:

     Suzi Podhorecki, our Legal and Stock Option Administrator, or Jane Luba, our Vice President of Human Resources
     Motient Corporation
     10802 Parkridge Boulevard
     Reston, Virginia 20191

     Telephone:        Suzi Podhorecki:  703-758-6135
                       Jane Luba:        703-758-6100

                  Email:  Options@motient.com

                  We are sending this letter and the supplemental information to you only by electronic mail. If you wish to receive a paper version of this letter and the supplement information, please contact either Suzi Podhorecki or Jane Luba.

                                                     Motient Corporation
                                                     September 7, 2001